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                                                                    EXHIBIT 10.2

                               FULL RECOURSE NOTE
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$512,504                                                           July 20, 2001


     FOR VALUE RECEIVED, Raymond E. Wirta (the "Borrower"), hereby
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unconditionally promises to pay to the order of CBRE Holding, Inc., a Delaware corporation formerly known as BLUM CB Holding Corp. ("CBRE"), or its registered
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assigns, the aggregate principal amount of Five Hundred Twelve Thousand Five
Hundred Four Dollars ($512,504), in lawful money of the United States of
America and in immediately available funds (the "Loan").
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All capitalized terms not otherwise defined herein shall have the meanings given to them in the Designated Manager Subscription Agreement, dated on or about July 16, 2001 (the "Agreement"), between CBRE and the Borrower.
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     The Borrower has agreed to purchase shares of CBRE's Class A Common Stock, par value $0.01 per share (the "Equity Interest"), and has requested that CBRE
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make the Loan to the Borrower as a portion of the purchase price of the Equity
Interest.

     1.  Interest and Payment.
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         (a) Interest shall accrue on the principal amount hereof at an annual rate of ten percent (10%), compounded annually, and shall be payable in cash on each March 31, June 30, September 30 and December 31 prior to the payment in full of all unpaid principal and accrued and unpaid interest thereon. All accrued and unpaid interest, together with all unpaid principal, if not sooner paid, shall be due and payable on the earliest of (i) the ninth anniversary of the date first above written; (ii) if the Borrower's employment with CBRE is terminated (x) 30 days following the date of such termination of employment if the Borrower's employment was terminated for any reason not described in clause
(y), or (y) 180 days following the date of such termination of employment if the Borrower's employment was terminated by CBRE without Cause, by the Borrower for Good Reason or as a result of the Borrower's death or disability, provided,
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however, that if the Borrower timely delivers a Sale Notice pursuant to Section
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2.9 of the Agreement and CBRE fails to purchase the Note Repayment Shares on the
Note Repayment Date pursuant to Section 2.9 of the Agreement, the periods set forth in the preceding clauses (x) and (y), solely with respect to that portion of the Loan then due and payable that otherwise would be repaid by the Borrower with the proceeds from the purchase of the Note Repayment Shares, shall be extended until such time as CBRE shall have performed such obligation in full;
(iii) the acceleration of the maturity of the Loan (as provided herein); and
(iv) the Borrower's receipt of any proceeds (in cash or in kind) upon the sale, exchange or other disposition of the Equity Interest subject to the Pledge Agreement securing Borrower's obligations under this Note; provided that in the
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case of an event described in this clause (iv), the amount of unpaid principal and accrued and unpaid interest of the Loan which shall become due and payable as a result of such event shall be limited to the Net Proceeds received by the Borrower in connection with such sale, exchange or disposition. Any overdue amount shall bear interest at the rate of twelve percent 12% per annum, compounded annually.

         (b) Notwithstanding the foregoing, in the event of the Borrower's death or permanent disability (as defined below), the amount of the Loan due and payable as set forth in Section 1(a)(ii)(y) above shall be limited to the Pledged Interests as defined in the Borrower's Pledge Agreement. Disability occurs when the Borrower becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform

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Borrower's duties (such incapacity is hereinafter referred to as "Disability").
Any question as to the existence of the Disability of Borrower as to which Borrower and CBRE cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Borrower and CBRE. If Borrower and CBRE cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to CBRE and Borrower shall be final and conclusive for all purposes of the Agreement.

     2.  Acceleration. (a) In the event that the Borrower commences an action
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under any law relating to bankruptcy, insolvency or relief of debtors, there is commenced against the Borrower an action under any such law which results in the entry of an order for relief or such action remains undismissed for a period of 60 days or the Borrower otherwise becomes insolvent, the obligation of the Borrower hereunder shall automatically be accelerated and (b) in the event that the Borrower defaults in any payment obligation hereunder or in any agreement contained in the Pledge Agreement, CBRE may accelerate this Loan and may, by written notice to the Borrower, declare the entire unpaid outstanding principal amount and all such accrued and unpaid interest thereon to be immediately due and payable and, thereupon, in the case of each of clause (a) and (b), the unpaid outstanding principal amount and all such accrued and unpaid interest shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. The failure of CBRE to accelerate this Loan shall not constitute a waiver of any of CBRE's rights under this Loan as long as any of the events described in this section continue.

     3.  Pledge Agreement. The obligations of the Borrower hereunder are secured
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pursuant to the Pledge Agreement dated the date hereof made by the Borrower to
CBRE.

     4.  Miscellaneous. To the extent permitted by law, the Borrower hereby
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waives diligence, presentment, demand, demand for payment, notice of non-payment, notice of dishonor, protest and notice of protest and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.

     No waiver or modification of the terms of this Note shall be valid unless in writing signed by CBRE and then only to the extent therein set forth.

     This Note shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

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     IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered on the day and year first above written.

                                           /s/ Raymond E. Wirta
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                                         Name: Raymond E. Wirta
                                         Address: 200 North Sepulveda Boulevard
                                                  El Segunda, California 90245